Exhibit 99.1

Pulse Biosciences Announces Strategic Alignment to Accelerate  Cardiac Catheter Program Following Exceptional Long-Term AFib Clinical Data

HAYWARD, California [Business Wire] — March 17, 2026. Pulse Biosciences, Inc. (Nasdaq: PLSE), pioneer of the novel nPulse™ platform using proprietary Nanosecond Pulsed Field Ablation (nsPFA™), today announced a new strategic alignment to prioritize and accelerate the development and future commercialization of its nPulse Cardiac Catheter Ablation System.

"The European feasibility data from over 150 patients sends a definitive message," said Bob Duggan, Co-Chairman of Pulse Biosciences. "The nPulse clinical performance demonstrates a clear potential to change clinical practice for the health treatment of millions of patients. Our mission to support this program deserves our highest priority, and we are updating our capital allocation to align with this extraordinary opportunity."

Paul LaViolette, CEO and Co-Chairman, added: "We are thrilled to be allocating additional resources to the vast potential of our catheter-based EP program. We are fortifying a program that has already shown the potential to be first-in-class and best-in-class."

This initiative follows the announcement of groundbreaking clinical outcomes from the Company’s 150-patient European feasibility study, which demonstrated that nsPFA delivers a unique combination of speed, safety, and long-term durable efficacy in treating Atrial Fibrillation (AFib).

The Data: Unprecedented Clinical Outcomes

The decision to centralize resources on the Cardiac Catheter program is backed by data recently presented at the 31st Annual AF Symposium, which positions nPulse as a best-in-class solution:

●	100% Procedural Success at 6 Months: 75/75 evaluable patients achieved acute Pulmonary Vein Isolation (PVI) success.
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96% Sustained Success at 12 Months: Long-term follow-up (45/47 patients) confirmed highly durable Pulmonary Vein Isolation (PVI), exceeding traditional expectations in a field where approximately 20-25% recurrence is common.

●	Industry-Leading Procedural Efficiency:
o	Left Atrial Dwell Time: 21.0 ± 13.3 minutes, this would reduce the time spent inside the heart.
o	Total Procedure Time: Averaged 65 minutes, including only 9.8 minutes of fluoroscopy.
o	Ease of Use: Success was achieved with an average of 16.1 applications per procedure.
●	Safety Profile: A low 1.3% rate of Serious Adverse Events (SAEs) related to the primary safety endpoint.

Strategic Resource Alignment: Focus on High-Value Growth

To capitalize on these groundbreaking results, Pulse Biosciences is modifying its capital allocation to prioritize the Electrophysiology (EP) market development program:

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Primary Focus: The majority of R&D and clinical investment is now dedicated to the nPulse Cardiac Catheter program’s upcoming pivotal IDE study in the United States and Europe and corresponding regulatory submission.

●	Surgical Program Calibration: While the Company remains committed to the Surgical Clamp IDE enrollment, it will reduce short term market development investments in cardiac surgery.
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Soft-Tissue Ablation Optimization: Operations for the percutaneous soft-tissue ablation system have been streamlined to reduce spend on sales and marketing and focusing on market development by progressing the Vybrance Percutaneous Electrode System towards an on-label indication for the treatment of benign thyroid nodules, driving real-world utilization data, and validating reimbursement rates, thereby allowing for a reduction in investment that can be redirected to the catheter program.

Upcoming Milestones

Late breaking clinical data on the treatment of AFib using the nPulse Cardiac Catheter System has been accepted for presentation at Heart Rhythm 2026, in Chicago, IL. A late-breaking data presentation by Vivek Reddy, MD, Director of Cardiac Arrhythmia Services at the Mount Sinai Fuster Heart Hospital, NY, will include additional 12-month follow-up data from the nPulse Cardiac Catheter first-in-human feasibility study. The presentation is scheduled for April 25 from 11:45–11:55 a.m. CT.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device such as the nPulse Cardiac Catheter, Pulse Biosciences’ expectations, whether stated or implied, about whether the Company’s nsPFA technology will become either a disruptive treatment option or a superior option for treating atrial fibrillation or any other medical condition, statements relating to the effectiveness of the Company’s nsPFA technology and nPulse System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s expected product development efforts, such as advancement of its nPulse Cardiac Catheter to treat paroxysmal atrial fibrillation, statements concerning whether the anticipated reduction in expenditures in the Company’s cardiac surgery and surgical ablation programs will enable the Company to accelerate product development activities in its electrophysiology program, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contact:
Pulse Biosciences, Inc.
Jon Skinner, CFO
IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com